SIXTH AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CELLULAR DYNAMICS INTERNATIONAL, INC.
These Sixth Amended and Restated Articles of Incorporation shall supersede and replace the heretofore existing Fifth Amended and Restated Articles of Incorporation of Cellular Dynamics International, Inc., a Wisconsin corporation organized under Chapter 180 of the Wisconsin Statutes (the “Wisconsin Business Corporation Law”) and any successor provisions thereto.
ARTICLE I
The name of the Corporation is Cellular Dynamics International, Inc. (the “Corporation”).
ARTICLE II
The period of existence of the Corporation shall be perpetual.
ARTICLE III
The purposes for which the Corporation is formed are to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law and any successor provisions thereto.
ARTICLE IV
A.    The aggregate number of shares which the Corporation shall have the authority to issue, the designation of each class of shares, the authorized number of shares of each class of par value and the par value thereof per share shall be as follows:

Designationof Class	Par Value Per Share	AuthorizedNumber of Shares
Common Stock	$0.0001	100,000,000
Preferred Stock	$0.01	10,000,000

B.    The preferences, limitations, and relative rights of shares of such stock and the holders thereof are as follows:
1.    (a)    At every meeting of the shareholders of the Corporation, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his, her or its name on the stock ledger of the

Corporation in connection with the election of directors and all other matters submitted to a vote of the shareholders. The holders of Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of the holders of Common Stock. No shareholder shall be entitled to exercise any right of cumulative voting.
(b)    Except as otherwise required by law and except as may be determined by the Board of Directors with respect to shares of Preferred Stock as provided in Section C of this Article IV, only the holders of shares of Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Except as otherwise required by law, upon any such vote each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such shareholder.
2.    Subject to the rights of the holders of any series of Preferred Stock and to any other provisions of these Articles of Incorporation, the holders of Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the board of directors, in its discretion, out of any funds of the Corporation at the time legally available for payment of dividends on Common Stock.
3.    To the fullest extent permitted by law, in the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, all assets and funds of the Corporation that remain legally available for distribution to shareholders by reason of their ownership of stock of the Corporation shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them.
C.    The Board of Directors, without shareholder action and subject to the limitations and in the manner provided by Wisconsin Business Corporation Law and any successor provisions thereto, may:  (a) determine with respect to any class of shares, the preferences, limitations and relative rights (including without limitation any voting, participating, optional or other special rights thereof and any qualifications or restrictions thereon), in whole or in part, before the issuance of any shares of that class; (b) create one or more series within a class, and, with respect to any series, determine the number of shares of the series, the distinguishing designation and the preferences, limitations and relative rights, in whole or in part, before the issuance of any shares of that series; and (c) with respect to any such class or series, may (i) alter or revoke any of the preferences, limitations and relative rights, in whole or in part, of any such class or series before the issuance of any shares of such class or series; (ii) decrease the number of shares of any such class or series after the issuance of any shares of such class or series, but not below the number of such shares that are outstanding, in which case the shares subject to such decrease shall resume the status applicable to them immediately before their inclusion in the class or series; (iii) increase the number of shares of any such class or series after the issuance of any shares of such class or series, but not to a number of such shares that is greater than the total number of authorized shares of such class or series as specified in these Articles of

Incorporation; and (iv) eliminate from these Articles of Incorporation after the issuance of any shares of such class or series all matters with respect to any such class or series of which there are no shares outstanding.
ARTICLE V
The number of directors (exclusive of directors, if any, elected by the holders of one or more series of Preferred Stock, voting separately as a series pursuant to the provisions of these Articles of Incorporation applicable thereto) shall not be less than three (3) nor more than fifteen (15) directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors then in office.
The directors shall be divided into three classes, designated Class I, Class II and Class III, and the term of office of directors of each class shall be three years. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized hereby to assign to such classes the members of the Board of Directors in office at the Effective Time. If the number of directors is changed by resolution of the Board of Directors pursuant to this Article V, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.
The terms of office of initial Class I directors expire at the first (1st) annual meeting of the shareholders, initial Class II directors expire at the second (2nd) annual meeting of the shareholders and initial Class III directors expire at the third (3rd) annual meeting of the shareholders following the Effective Time. At each annual meeting of shareholders following the Effective Time, the successors of the class of directors whose terms expire at that meeting shall be elected for a term of three years. A director shall hold office until the annual meeting for the year in which such director’s term expires and until such director’s successor is duly elected and qualified.
Exclusive of a vacancy in directors, if any, elected by the holders of one or more classes of preferred stock, any vacancy on the Board of Directors, however caused, including, without limitation, any vacancy resulting from an increase in the number of directors, shall be filled by the vote of a majority of all of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected to fill any vacancy in the Board of Directors, including a vacancy created by an increase in the number of directors, shall hold office for the remaining term of directors of the class to which he or she has been elected.
Exclusive of director(s), if any, elected by the holders of one or more series of Preferred Stock (which director(s) shall be subject to removal by such Preferred shareholders in accordance with the terms of such Preferred Stock series), no director of the Corporation may be removed from office, except for Cause and by the affirmative vote of two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote at a meeting of shareholders duly called for such purpose. As used in this Article V, the term “Cause” shall mean solely malfeasance arising from the performance of a director’s duties which has a materially adverse effect on the business of the Corporation.
No person, except a person nominated by or at the direction of the Board of Directors, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request, in the proper form established by the Corporation’s bylaws, that a person’s name be placed in nomination is received from a shareholder of record by the Secretary of the Corporation, together with the written consent of such person to serve as a director, is timely received by the Corporation as provided in the Corporation’s bylaws.
ARTICLE VI
In furtherance and not in limitation of the powers conferred by the Wisconsin Business Corporation Law, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation by the affirmative vote of directors constituting not less than a majority of the entire Board of Directors then in office. Any amendment, adoption or repeal of the bylaws of the Corporation by the shareholders of the Corporation shall require the affirmative vote of the holders of shares of stock representing at least seventy-five percent (75%) of the total combined voting power of all classes of then outstanding stock of the Corporation, voting together as a single class.
ARTICLE VII
The provisions of these Articles of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the affirmative vote of the holders of at least seventy-five percent (75%) of the total voting power of all classes of then outstanding capital stock, voting together as a single class.
ARTICLE VIII
At and as of the Effective Time, each share of Series A Preferred Stock and each Share of Series B Preferred Stock of the Corporation that is issued and outstanding immediately prior to the Effective Time (“Pre‑Conversion Preferred Stock”), shall be shall be converted and reclassified into one (1) share of Common Stock. Until surrendered as contemplated by this Article VIII, certificates which immediately prior to the Effective Time represented shares of Pre‑Conversion Preferred Stock (whether such certificates state that they evidence Pre‑Conversion Preferred Stock that was Series A Preferred Stock or Series B Preferred Stock immediately prior to the Effective Time) shall from and after the Effective Time be deemed to represent only the right to receive one or more certificates representing the shares of Common Stock into which such shares of Pre‑Conversion Preferred Stock are converted and reclassified hereunder. Upon surrender to the Corporation (or a transfer agent designated by the Corporation for this purpose) by the holder thereof of any certificates representing shares of Pre‑Conversion Preferred Stock outstanding at the Effective Time, duly endorsed in blank by the holder thereof, such holder shall receive one or more certificates representing the shares of Common Stock into which such shares of Pre‑Conversion Preferred Stock have been converted and reclassified hereunder.

For purposes hereof, the “Effective Time” shall mean the time at which these Sixth Amended and Restated Articles of Incorporation first become effective under the Wisconsin Business Corporation Law.
ARTICLE IX
The registered office of the Corporation is located at 780 N. Water Street, Milwaukee, Wisconsin 53202 and the name of its registered agent at such address is G&K Wisconsin Services, LLC.

This document was drafted by and should be returned to: Anna M. Geyso Godfrey & Kahn, S.C. 780 N. Water Street Milwaukee, WI 53202 (414) 273-3500

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